Exhibit 4.2

FIFTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Fifth Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of March 26, 2010 (“Effective Date”), by and among Gevo, Inc., a Delaware corporation (the “Company”), the California Institute of Technology, located at 1200 East California Boulevard, Pasadena, California, 91125 (“Caltech”), and the persons and entities listed on Exhibit A attached hereto (each hereafter individually referred to as an “Investor” and collectively referred to as the “Investors”).

WHEREAS, certain of the Investors (the “Existing Investors”) previously purchased from the Company shares (or, as applicable, warrants to purchase shares) of the Company’s Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, and Series A-4 Preferred Stock (collectively, the “Series A Stock”), the Company’s Series B Preferred Stock (the “Series B Stock”), the Company’s Series C Preferred Stock (the “Series C Stock”), and/or the Company’s Series D Preferred Stock (the “Series D Stock”);

WHEREAS, in connection with loans from Lighthouse Capital Partners V, L.P. (“Lighthouse”) to the Company, the Company previously issued to Lighthouse a warrant to purchase shares of the Company’s Series A-3 Preferred Stock, a warrant to purchase shares of the Company’s Series A-4 Preferred Stock, warrants to purchase shares of the Series C Stock and a warrant to purchase shares of the Series D Stock;

WHEREAS, the Company, the Existing Investors, and Lighthouse are parties to that certain Fourth Amended and Restated Investors’ Rights Agreement of the Company dated April 24, 2009, as amended (the “Existing Agreement”), pursuant to which the Company granted to the Existing Investors and Lighthouse certain registration rights, information rights, preemptive rights, and other rights, all as further described therein;

WHEREAS, certain of the Investors (“Series D-1 Investors”) have agreed to purchase from the Company, and the Company has agreed to sell to the Series D-1 Investors, shares of the Company’s Series D-1 Preferred Stock (the “Series D-1 Stock”, and collectively with the Series A Stock, the Series B Stock, the Series C Stock and the Series D Stock, the “Preferred Stock”), on the terms and conditions set forth in that certain Series D-1 Preferred Stock Purchase Agreement, dated of even date herewith by and among the Company and the Series D-1 Investors, (as amended, restated, or otherwise modified from time to time, the “Series D-1 Purchase Agreement”);

WHEREAS, to induce the Series D-1 Investors to purchase such shares of Series D-1 Stock from the Company and to enter into the Series D-1 Purchase Agreement, the Company and the Investors desire to amend and restate the Existing Agreement in order to extend and modify the rights thereunder to include the Series D-1 Investors, and make certain other changes, all as set forth below; and

WHEREAS, the undersigned hold sufficient shares of Preferred Stock to meet the amendment requirements provided in Section 4.2 of the Existing Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein by this reference, and the mutual promises herein contained, and for other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. COVENANTS OF THE COMPANY.

1.1 Basic Financial Information. The Company covenants and agrees that, commencing on the date of this Agreement, for so long as each Investor holds at least an aggregate total of 20% of its originally acquired shares of: (a) Preferred Stock and/or (b) the equivalent number (on an as-converted basis) of shares of the Company’s Common Stock (the “Common Stock”) issued upon the conversion of such shares of Preferred Stock (collectively, the “Conversion Stock”), the Company will:

(a) Annual Reports. Furnish to such Investor, as soon as practicable and in any event within 150 days after the end of each fiscal year of the Company, annual financial statements, including a Balance Sheet, Statement of Operations and Statement of Cash Flows, of the Company and its subsidiaries, setting forth in each case in comparative form the figures from the Company’s previous fiscal year (if any), all prepared in accordance with U.S. generally accepted accounting principles and practices and, unless waived in advance by a majority of the Company’s Board of Directors (the “Board”), including a majority of the Preferred Stock Directors (as defined in the Company’s Amended and Restated Certificate of Incorporation, as it may be amended, restated or otherwise modified from time to time (the “Charter”)), audited by nationally recognized independent certified public accountants.

(b) Quarterly Reports. Furnish to such Investor, as soon as practicable and in any case within 45 days after the end of each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), quarterly unaudited financial statements, including an unaudited Balance Sheet, an unaudited Statement of Operations and an unaudited Statement of Cash Flows, of the Company and its subsidiaries, together with a comparison of such financial statements to the Company’s operating plan and budget, prepared by the Chief Financial Officer of the Company, explaining any significant differences in the statements from the Company’s operating plan and budget for the applicable period and stating that such statements fairly present the consolidated financial position and consolidated financial results of the Company for the fiscal quarter covered.

(c) Monthly Reports. Furnish to such Investor, as soon as practicable and in any case within 30 days after the end of each calendar month (except the last month of the Company’s fiscal year), monthly unaudited financial statements, including an unaudited Balance Sheet, an unaudited Statement of Operations and an unaudited Statement of Cash Flows, of the Company and its subsidiaries, together with a comparison of such financial statements to the Company’s operating plan and budget, prepared by the Chief Financial Officer of the Company, explaining any significant differences in the statements from the Company’s operating plan and budget for the month covered and stating that such statements fairly present the consolidated financial position and consolidated financial results of the Company for the month covered.

(d) Annual Budget. Furnish to such Investor as soon as practicable and in any event no later than 45 days after the close of each fiscal year of the Company, an annual operating plan and budget, presented on a month-to-month basis, for the next immediate fiscal year, and, within a reasonable time of its preparation, amendments to the annual budget, if any.

1.2 Confidentiality. Each Investor agrees to hold all information received pursuant to this Section 1 in confidence, and not to use or disclose any of such information to any third party, except (a) to the extent such information is made publicly available by the Company; (b) as required by law, regulation, subpoena or court order; (c) to Investor’s subsidiaries or affiliates in connection with their business with the Company, provided they are bound by this confidentiality provision; or (d) as required in connection with Investor’s examination or audit, provided that any person receiving confidential or non-public information is bound by this confidentiality provision or similar regulations.

1.3 Inspection Rights. The Company shall permit each Investor holding at least an aggregate total of 20% of its originally acquired shares of: (a) Preferred Stock issued and/or (b) the equivalent number (on an as-converted basis) of Conversion Stock, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Investor; provided, however, the Company shall not be obligated under this Section 1.3 with respect to information which the Board determines in good faith is confidential or attorney-client privileged and should not, therefore, be disclosed.

1.4 Vesting and Benefits. Unless otherwise approved by the Board (including a majority of the Preferred Stock Directors): (a) all stock options and shares issued to employees, directors and consultants of the Company after the Effective Date will be subject to vesting as follows: 25% of such shares to vest after one year of employment, with the remaining 75% to vest at a rate of 1/48 of the original total number of shares per month at the end of each month for the next 36 months thereafter until all of the shares are vested, (b) no new employee, director or consultant of the Company shall become entitled to any payment, acceleration of vesting or other benefits upon or following (i) an acquisition, merger, consolidation, reorganization or purchase of all or substantially all of the assets of the Company or similar transaction, or (ii) the termination of employment with or cessation of service to the Company, other than by reason of death or permanent and total disability. Any unvested Common Stock or Common Stock options issued to any employees, directors or consultants: (A) shall be subject to a repurchase right, at the original issue price, by the Company or its assignee (to the extent permissible under applicable securities law qualification) upon the termination of the employment of the stockholder, with or without cause; and (B) may not be transferred, except for estate planning transfers to family members, provided that such unvested Common Stock or Common stock options remain subject to vesting as if still held by such employee, director, or consultant.

1.5 Underwriter Lockup. Any shares underlying stock options and all shares issued to employees, directors, and consultants after the Effective Date, to the extent requested by the Company or an underwriter of securities of the Company, will not be permitted to be sold or otherwise transferred or disposed for up to 180 days following the effective date of any registration statement of the Company filed under the Securities Act of 1933, as amended (the “Securities Act”).

1.6 Proprietary Information Agreement. The Company shall cause each employee, officer, consultant and intern of the Company who joins the Company after the date of this Agreement to execute a Proprietary Information Agreement within five days of the commencement of employment with or service to the Company. The Company shall use commercially reasonable efforts to prevent the violation of a Proprietary Information Agreement by any and all employees, officers, consultants and interns of the Company.

1.7 Accounting Systems. The Company shall maintain a standard system of accounting established and administered in accordance with U.S. generally accepted accounting principles.

1.8 Compliance with Applicable Law. The Company shall conduct its business in material compliance with all applicable statutes, laws, rules, regulations, judgments, orders, writs, injunctions, decrees and financial assessments of any governmental entity to which the Company, its assets, or its officers, directors, employees, consultants or agents (in their capacities as such) is subject (including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended).

1.9 Omnibus Securities and Incentive Plan. The Company and the Series D-1 Investors shall negotiate in good faith to amend the Company’s 2006 Omnibus Securities and Incentive Plan (the “Plan”) in order to increase the shares authorized and reserved under the Plan, taking into account the shares of Series D-1 Stock sold pursuant to the Series D-1 Purchase Agreement, including shares of Series D-1 Stock sold at any Additional Closings and any Final Closing (as such terms are defined in the Series D-1 Purchase Agreement).

1.10 Termination of Certain Rights. The Company’s obligations under this Section 1 (other than the provisions of Section 1.2) will terminate upon the earlier of (a) the closing of a “Qualifying IPO” (as defined in the Charter) or if the Company otherwise becomes subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (b) a Merger (as defined in the Charter).

2. REGISTRATION RIGHTS.

2.1 Definitions. For purposes of this Section 2:

(a) “register,” “registration” and “registered” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

(b) “Registrable Securities” shall mean:

(i) all the shares of Conversion Stock;

(ii) any shares of Common Stock issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, in exchange for or in replacement of all shares of Conversion Stock; excluding in all cases, however, any shares of Common Stock sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any shares of Common Stock with respect to which, pursuant to Section 2.11 hereof, the holders are no longer entitled to registration rights pursuant to Sections 2.2, 2.3 or 2.4 hereof;

(iii) all shares of Common Stock of the Company issued or issuable upon conversion of the shares of Preferred Stock that may be acquired upon exercise of any warrants held by the Investors; and

(iv) solely for purposes of Sections 2.2 through 2.11 and Section 4, all shares of Common Stock issued to Caltech (the “Caltech Shares”) pursuant to that certain Stock Issuance and Stockholder’s Rights Agreement entered into between Caltech and the Company dated July 12, 2005 (the “Caltech Stock Agreement”), and that certain License Agreement between the Company and Caltech dated July 12, 2005, as amended on June 6, 2007 (the “Caltech License Agreement”).

(c) The number of shares of “Registrable Securities then outstanding” shall mean the number of shares of Common Stock which are Registrable Securities that are then (i) issued and outstanding or (ii) issuable pursuant to the exercise or conversion of then outstanding and then exercisable options, warrants, rights or other convertible securities.

(d) “Holder” shall mean any person owning of record Registrable Securities or any assignee of record of such Registrable Securities to whom rights set forth herein have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement a record holder of shares of Preferred Stock convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities and a record holder of a warrant exercisable for Preferred Stock shall be deemed to be the Holder of Registrable Securities issuable upon conversion of the Preferred Stock underlying the warrant; and provided, further, that the Company shall in no event be obligated to register shares of Preferred Stock or warrants to purchase Preferred Stock, and that Holders of Registrable Securities will not be required to convert their shares of Preferred Stock into Common Stock in order to exercise the registration rights granted hereunder until immediately before the closing of the offering to which the registration relates.

(e) “Holder Affiliate” means a company that controls, is under common control with, or is controlled by a Holder.

(f) “Form S-3” shall mean such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(g) “SEC” shall mean the U.S. Securities and Exchange Commission.

2.2 Demand Registration.

(a) Request by Holders. If the Company shall receive, at any time after the earlier of the third anniversary of the Initial Closing (as such term is defined in the Series D-1 Purchase Agreement) or 180 days after the effective date of the Company’s initial public offering of its securities pursuant to a registration statement filed under the Securities Act (an “IPO”), a written request from the Holders of at least 30% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.2 (the “Written Request”), then the Company shall, within 20 days after the receipt of such Written Request, give written notice of such Written Request (the “Request Notice”) to all Holders, and use its reasonable best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered and included in such registration by the original Written Request and by written notice given by such Holders to the Company within 20 days after receipt of the Request Notice, respectively, subject only to the limitations of this Section 2; provided, that the aggregate Registrable Securities requested by all Holders to be registered pursuant to such request must be at least 30% of all Registrable Securities then outstanding and have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of not less than $5,000,000, and provided, further, that if, within 30 days of such Written Request, the Company delivers to all Holders requesting the registration of Registrable Securities pursuant to this Section 2.2(a) a certificate signed by the Chief Executive Officer of the Company stating the Company’s intent to file a registration statement for an IPO and stating the belief of the Chief Executive Officer that such IPO will be a Qualifying IPO (and provided that such registration statement is actually filed within 90 days of the delivery of such certificate and is not subsequently withdrawn, such IPO is not suspended for a period of more than 90 days, and such IPO does not fail to become a Qualifying IPO), then the Company shall not be obligated to effect a registration until 180 days after the IPO.

(b) Underwriting. If the Holders initiating the registration request under this Section 2.2 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their Written Request and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include his, her or its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2.2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities, except for the

Caltech Shares, to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration and if necessary, the Caltech Shares are then entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration. For any Holder that is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(c) Maximum Number of Demand Registrations. The Company is obligated to effect only two registrations pursuant to this Section 2.2.

(d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to all Holders requesting the filing of a registration statement pursuant to this Section 2.2 a certificate signed by the President or Chief Executive Officer of the Company within 30 days of the Company’s receipt of a Written Request pursuant to this Section 2.2 stating that, in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the Written Request; provided, however, that the Company may not utilize this right more than once in any 12 month period.

(e) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.2, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements, not to exceed $30,000, of one counsel for the selling Holders (but excluding underwriters’ discounts and commissions) shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.2 shall bear such Holder’s proportionate share (based on the proportion of shares sold by such Holder to the total number of shares included in such registration at the time it is declared effective) of all remaining fees and disbursements of one counsel to the selling Holders in excess of $30,000 and of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree to forfeit their right to one demand registration pursuant to this Section 2.2 (in which case such right shall be forfeited by all Holders of Registrable Securities); provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Company’s obligation to pay expenses pursuant to this Section 2.2(e) shall remain in effect and the Holders shall retain their demand registration rights pursuant to this Section 2.2.

2.3 Piggyback Registrations.

(a) Request by Holder. The Company shall notify all Holders of Registrable Securities in writing at least 30 days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.2 or Section 2.4 of this Agreement, registration statements relating to employee benefit plans, and registration statements relating to a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within 20 days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) Underwriting. If a registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include its Registrable Securities in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriters may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second to Holders requesting inclusion of their Registrable Securities, except for Holders of the Caltech Shares, in such registration statement on a pro rata basis based on the number of Registrable Securities each such Holder has requested to be included in the registration, and third to the Holders of the Caltech Shares requesting inclusion of their Registrable Securities in such registration statement, provided however, that the right of the underwriters to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below 20% of the shares included in the registration, except for a registration relating to an IPO, from which all Registrable Securities may be excluded and (ii) all shares that are not Registrable Securities and are held by persons who are employees or directors of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice, given in accordance with Section 6.2 hereof, to the Company and the underwriter, delivered at least 20 days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(c) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.3, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements, not to exceed $30,000, of one counsel for the selling Holders (but excluding underwriters’ discounts and commissions) shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.3 shall bear such Holder’s proportionate share (based on the proportion of shares sold by such Holder to the total number of shares included in such registration at the time it goes effective) of all remaining fees and disbursements of one counsel for the selling Holders in excess of $30,000 and of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering.

2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will do the following:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities.

(b) Registration. As soon as practicable, use its reasonable best efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 20 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i) if Form S-3 is not available for such offering;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $3,000,000;

(iii) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any 12 month period for a period of not more than 90 days after receipt of the request of the Holder or Holders under this Section 2.4;

(iv) if the Company has, within the 12 month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 2.4; or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Expenses. Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 2.4 as soon as practicable after receipt of the request or requests of the Holders for such registration. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 2.4, (excluding underwriters’ or brokers’ discounts and commissions), including without limitation all filing, registration and qualification, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements, not to exceed $30,000, of one counsel for the selling Holder or Holders. Each Holder participating in a registration pursuant to this Section 2.4 shall bear such Holder’s proportionate share (based on the proportion of shares sold by such Holder to the total number of shares included in such registration at the time it goes effective) of all remaining fees and disbursements of one counsel to the selling Holder or Holders and counsel for the Company in excess of $30,000 and of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering.

(d) Not Demand Registration. Form S-3 registrations shall not be deemed to be demand registrations as described in Section 2.2 above.

2.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 90 days.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement and, in connection with any registration on Form S-3 pursuant to Section 2.4 above, use its reasonable best efforts to timely file all reports required under the Exchange Act in order to maintain the right to continue to use such Form and to maintain such registration in effect.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting hereby agrees to also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or Exchange Act (each, a “Holder Indemnified Party”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, the “Violations” and, individually, a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement.

The Company will reimburse each such Holder Indemnified Party for any legal or other expenses reasonably incurred by them, within three months after a request for reimbursement has been received by the Company, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any Holder Indemnified Party.

(b) By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act or Exchange Act and any underwriter for the Company (each, a “Company Indemnified Party”) and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act (each, an “Other Holder Indemnified Party”), against any losses, claims, damages or liabilities (joint or several) to which any Company Indemnified Party or Other Holder Indemnified Party may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such selling Holder expressly for use in connection with such registration. Each such selling Holder will reimburse any legal or other expenses reasonably incurred by any Company Indemnified Party or Other Holder Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action, within three months after a request for reimbursement has been received by the selling Holder, provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the selling Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a selling Holder under this Section 2.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) Defect Eliminated in Final Prospectus. The foregoing indemnification rights of the Holder Indemnified Parties, the Company Indemnified Parties and the Other Holder Indemnified Parties are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnification rights shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage against the indemnified party at or prior to the time such action is required by the Securities Act.

(e) Contribution. If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by such indemnified party with respect to such loss, liability, claim, damage or expense in the proportion that is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In any such case, (i) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (ii) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(f) Conflict with Underwriting Agreement. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement will control.

(g) Survival. The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

2.9 “Market Stand-Off” Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Registrable Securities or other shares of stock of the Company then owned by such Holder (other than to donees or partners of the Holder who agree to be similarly bound) for up to 180 days following the effective date of any registration statement of the Company filed under the Securities Act; provided, however, that:

(a) such agreement shall be applicable only to the first such registration statement of the Company which covers securities to be sold on its behalf to the public in an underwritten offering but not to Registrable Securities sold pursuant to such registration statement; and

(b) all officers and directors of the Company then holding Common Stock and all employee shareholders holding at least one percent of the total outstanding Common Stock at such time shall also be subject to similar agreements.

For purposes of this Section 2.9, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 2.9 and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of stock of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Each Holder further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing within any reasonable timeframe so requested.

2.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the registration statement for the IPO;

(b) Use its reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) So long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after 90 days after the effective date of the registration statement for the IPO), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).

2.11 Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 2.2 through 2.4 with respect to (a) any request or requests for registration made by any Holder on a date more than seven years after the closing date of the IPO, and (b) any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.2, 2.3 or 2.4 if, in the reasonable opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may be sold in a three month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act.

2.12 Limitations on Subsequent Registration Rights. From and after the Effective Date, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Sections 2.2, 2.3, and 2.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which are included, or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in Section 2.2(a), or within 120 days of the effective date of any registration effected pursuant to Section 2.2.

3. PRO RATA PURCHASE RIGHT.

3.1 General. Each Holder (as defined in Section 2.1(d)) and any party to whom such Holder’s rights under this Section 3 have been duly assigned in accordance with Section 4.1(b) (each such Holder or assignee being hereinafter referred to as a “Rights Holder”) has the right, but not the obligation, to purchase such Rights Holder’s Pro Rata Share (as defined below), of all “New Securities” (as defined in Section 3.2) that the Company may from time to time issue after the date of this Agreement, provided, however, such Rights Holder shall have no right to purchase any such New Securities if such Rights Holder cannot demonstrate to the Company’s reasonable satisfaction that such Rights Holder is at the time of the proposed issuance of such New Securities an “accredited investor” as such term is defined in Regulation D under the Securities Act. A Rights Holder’s “Pro Rata Share” for purposes of this purchase right is the ratio of (a) the number of Registrable Securities as to which such Rights Holder is the Holder (and/or is deemed to be the Holder under Section 2.1(d)), to (b) a number of shares of Common Stock equal to the sum of (i) the total number of shares of Common Stock then outstanding plus (ii) the total number of shares of Common Stock into which all then outstanding shares of Preferred Stock of the Company are then convertible plus (iii) the number of shares of Common Stock subject to issuance upon exercise or conversion of then outstanding options, warrants or convertible securities.

3.2 New Securities. “New Securities” shall mean any Common Stock or Preferred Stock, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or Preferred Stock; provided, however, that the term “New Securities” does not include:

(a) shares of Common Stock issued or issuable upon conversion of shares of Preferred Stock;

(b) shares of Common Stock or Preferred Stock issued or issuable upon exercise of options or warrants outstanding as of the date of the initial issuance of the Series D-1 Stock (including, but not limited to, shares of Preferred Stock issuable upon exercise of the warrants issued to Lighthouse and the Existing Investors);

(c) shares of Common Stock issued or issuable hereafter to employees, officers, directors, contractors, consultants or advisers to, the Company or any subsidiary upon the exercise of stock options or pursuant to restricted stock purchase agreements that are approved by the Board under stock option or equity incentive plans that have been approved by the Board;

(d) shares of Common Stock or Preferred Stock issued or issuable (i) to strategic partners investing in connection with a commercial relationship with the Company,

(ii) in connection with development agreements or licensing transactions, or (iii) in connection with equipment leases, real property leases, loans or credit lines, in either case of (i), (ii) or (iii) which arrangements have been approved by the Board;

(e) shares of Common Stock or Preferred Stock issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or 50% or more of the voting power of such other corporation or entity or 50% or more of the equity ownership of such other entity; provided that such transaction or series of transactions has been approved by the holders of a majority of the outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis);

(f) shares of Common Stock or Preferred Stock issued in connection with any stock split, stock dividend or reverse stock split;

(g) shares of Common Stock issued by the Company as part of a Qualifying IPO; and

(h) shares of Series D-1 Stock issued under the Series D-1 Purchase Agreement.

3.3 Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Rights Holder a written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities given in accordance with Section 6.2 hereof. Each Rights Holder shall have 20 days from the date such Notice is effective, as determined pursuant to Section 6.2 hereof based upon the manner or method of notice, to agree in writing to purchase up to such Rights Holder’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Rights Holder’s Pro Rata Share). If any Rights Holder fails to so agree in writing within such 20 day period to purchase up to such Rights Holder’s full Pro Rata Share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such New Securities that he, she or it did not so agree to purchase and the Company shall promptly give each Rights Holder who has timely agreed to purchase his full Pro Rata Share of such offering of New Securities (a “Purchasing Holder”) written notice of the failure of any Nonpurchasing Holder to purchase such Nonpurchasing Rights Holder’s full Pro Rata Share of such offering of New Securities (the “Overallotment Notice”). Each Purchasing Holder shall have a right of overallotment such that such Purchasing Holder may agree to purchase a portion of the Nonpurchasing Holders’ unpurchased Pro Rata Shares of such offering on a pro rata basis according to the relative Pro Rata Shares of the Purchasing Rights Holders, at any time within five days after receiving the Overallotment Notice.

3.4 Failure to Exercise. In the event that the Rights Holders fail to exercise in full the right of first refusal within such 20-plus-5 day period pursuant to Section 3.3, then the

Company shall have 120 days thereafter to sell the New Securities with respect to which the Rights Holders’ rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Notice to the Rights Holders. In the event that the Company has not issued and sold the New Securities within such 120 day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Rights Holders pursuant to this Section 3.

3.5 Termination. This right of purchase shall terminate upon, or immediately prior to (as appropriate), the earliest to occur of the following: (a) the closing of a Qualifying IPO, or an IPO in which all shares of Preferred Stock are converted into Common Stock, (b) a Merger (as defined in the Charter) or (c) with respect to each Rights Holder, at such time when such Rights Holder no longer holds at least 250,000 shares of Preferred Stock.

4. ASSIGNMENT AND AMENDMENT.

4.1 Assignment. Notwithstanding anything herein to the contrary:

(a) Information Rights. The rights of an Investor under Section 1 hereof may be assigned only to a party who acquires from an Investor (or an Investor’s permitted assigns) shares of Preferred Stock and/or an equivalent number (on an as-converted basis) of shares of Conversion Stock representing at least 20% of the aggregate number of shares of Preferred Stock and/or shares of Conversion Stock originally acquired by such Investor and its Affiliates. As used in this Agreement, the term “Affiliate” (and its derivatives) means, with respect to any person, any other person that controls, is controlled by, or is under common control with such person and the term “control” (and its derivatives), as used in this definition of Affiliate, means the power to direct or cause the direction of the management and policies of such person, directly or indirectly, including through the ownership of at least 50% of the outstanding voting securities of such person, by contract or otherwise.

(b) Registration Rights; Purchase Rights. The registration rights of a Holder under Section 2 hereof and the purchase rights of a Rights Holder under Section 3 hereof may be assigned: (i) to a party who acquires at least 250,000 shares of Preferred Stock and/or an equivalent number (on an as-converted basis) of Conversion Stock issued upon conversion thereof; and (ii) (A) to any family member of such Holder, which term shall include adoptive relationships, or trust for the benefit of any individual Holder; (B) to a subsidiary, parent, partner, limited partner, retired partner, member, retired member or holder of capital stock of such Holder or (C) to a private equity fund, provided that such Holder or a Holder Affiliate is, or owns at least 50% of the voting equity of, the managing partner or other managing entity of such fund and provided that such Holder or a Holder Affiliate owns at least 20% equity interest in such fund; provided, however, that in all of the foregoing cases, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 4.

4.2 Amendment and Waiver of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors (and/or any of their permitted successors or assigns) holding shares of Preferred Stock and/or Conversion Stock representing at least 65% of (i) all then-outstanding shares of Preferred Stock, plus (ii) all then outstanding shares of Conversion Stock that were issued upon the conversion of any shares of Preferred Stock. Any amendment or waiver effected in accordance with this Section 4.2 shall be binding upon each Investor, each Holder, each permitted successor or assignee of such Investor or Holder and the Company (for the sake of clarity, it being understood that, without limiting the generality of the foregoing, holders of at least 65% of the Preferred Stock and the Conversion Stock may waive application of the purchase right in Section 3 as to all Holders). Notwithstanding anything to the contrary contained herein: (i) any right with respect to the Caltech Shares may not be amended or waived in a manner that adversely affects the Holders of Caltech Shares differently than it affects all Holders generally without the written consent of the Company and Caltech (and/or any of its permitted assigns); (ii) the provisions of Section 5 may not be amended or waived without the written consent of the Company and Total Energy Ventures International (“Total”); and (iii) if the Company shall issue additional shares of its Series D-1 Stock pursuant to the Series D-1 Purchase Agreement, any purchaser of such shares of Series D-1 Stock shall become an “Investor” for purposes of this Agreement and a party hereto, without the consent of the Investors, by executing and delivering an additional counterpart signature page to this Agreement, and Exhibit A hereto may be amended by the Company, without the consent of the Investors, to include any such additional purchaser or purchasers.

5. PARTICIPATION IN SALE PROCESS. In the event of an offer to buy the Company in a merger, a sale of the majority of the Company’s equity or assets or otherwise, or in the event the Board decides to seek a buyer for the Company, the Company will promptly inform Total of such offer or decision and will provide Total with all information given by the Company to the offering party. In no event shall the Company enter into any agreement or understanding (except in the form of a customary confidentiality agreement), or enter into exclusive negotiations, with respect to any sale transaction for at least 20 business days following its delivery to Total of such notice. During such 20 business day period, the Company will negotiate in good faith (but in a non-exclusive manner) with Total or a designated Affiliate of Total for a sale transaction to the extent reasonably requested by Total or such designated Affiliate, and the Board will consider any proposal made by Total or such designated Affiliate in a manner consistent with the Board’s exercise of its fiduciary duties.

6. GENERAL PROVISIONS.

6.1 Directors and Officers Insurance. As long as this Agreement is in effect, the Company shall maintain director’s and officer’s insurance with a nationally reputable insurance carrier at commercially reasonable levels.

6.2 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement if given by, and upon on the earliest to occur of, any of the following: (a) at the time of personal delivery, if delivery is in person; (b)

at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile, if sent during normal business hours of the recipient; if not, then on the next business day; (c) one business day after deposit with an express overnight courier for United States deliveries, or two business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; (d) three business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries; or (e) upon transmission by electronic mail to a party at an email address specified herein or subsequently furnished by that party (provided that such e-mail notice is followed by either same-day facsimile or next-day express courier).

All notices for delivery outside the United States will be sent by electronic mail, facsimile or by express courier (subject to the provisions of this Section 6.2). Notices by facsimile shall be machine verified as received. All notices not delivered personally, by facsimile or by electronic mail will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

(a) if to an Investor, at such Investor’s respective address as set forth on Exhibit A hereto; and/or

(b) if to the Company, at 345 Inverness Drive South, Building C, Suite 310, Englewood, Colorado 80112 Attention: Patrick Gruber, Chief Executive Officer; email: pgruber@gevo.com.

6.3 Amendment and Restatement; Entire Agreement. This Agreement amends and restates in its entirety the Existing Agreement, and upon the adoption of this Agreement, the Existing Agreement shall be of no further force or effect and all of the rights and obligations described in the Existing Agreement shall be governed by the terms hereof. This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

6.4 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, other than such laws, rules, regulations and case law that would result in the application of the laws of a jurisdiction other than such state.

6.5 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

6.6 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

6.7 Successors and Assigns. Subject to the provisions of Section 4.1, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

6.8 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

6.9 Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

6.10 Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

6.11 Aggregation of Stock. For purposes of Sections 1.1, 1.3, 2.2, 2.3, 2.4 and 3.5 all shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.12 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

6.13 Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Fifth Amended and Restated Investors’ Rights Agreement as of the Effective Date.

THE COMPANY:		THE INVESTORS:

GEVO, INC.		TOTAL ENERGY VENTURES INTERNATIONAL

By:	/s/ Patrick Gruber	By:	/s/ Benoit Charpentier
	Patrick Gruber, CEO	Name:	Benoit Charpentier
		Title:	Attorney in Fact

LIGHTHOUSE MANAGEMENT PARTNERS V, L.P.

		By:	Lighthouse Management Partners V, L.L.C., its General Partner

By:
Darren Haggerty, Director of Portfolio Analysis

KHOSLA VENTURES I, LP

		By:	Khosla Ventures Associates I, LLC, its general partner

		By:	/s/ Samir Kaul
Samir Kaul, Member

VIRGIN GREEN FUND I, L.P.

		By:	VGF Partners I, L.P., its General Partner

		By:	VGF I Limited, its General Partner

		By:	/s/ Michael D. Odai
		Name:	Michael D. Odai
		Title:	General Counsel/COO

THE INVESTORS:

BURRILL LIFE SCIENCES CAPITAL FUND III, L.P.

By:	Burrill Life Sciences Capital Fund III Partners, L.P., its General Partner

By:	Burrill Life Sciences Capital Fund III Management, LLC, its General Partner

By:	/s/ Roger Wyse
Name:	Roger Wyse
Title:	Member

MALAYSIAN LIFE SCIENCES CAPITAL FUND LTD.

By:	Malaysian Life Sciences Capital Fund Management Company Ltd, its Manager

By:	/s/ Roger Wyse
Dr. Roger Earl Wyse, Co-Chairman

KHOSLA VENTURES III, LP

By:	Khosla Ventures Associates III, LLC, a Delaware limited liability company and general partner of Khosla Ventures III, LP

By:	/s/ Samir Kaul
Name:	Samir Kaul
Title:	Member

THE INVESTORS:

OSAGE UNIVERSITY PARTNERS SEED FUND, L.P.

By:	Osage University GP, LP, its General Partner

By:	Osage Partners, LLC, its General Partner

By:	/s/ Marc Singer
Marc Singer, Member

THE INVESTORS:

ICM, INC.

By:	/s/ Andy Bullock
Name:	Andy Bullock
Title:	C.F.O.

THE INVESTORS:

LANXESS CORPORATION

By:	/s/ Randell S. Dearth
Name:	Randell S. Dearth
Title:	President & CEO, Director